Exhibit 8.1

February 6, 2015

The E. W. Scripps Company 312 Walnut Street, 28th Floor Cincinnati, Ohio 45202

Ladies and Gentlemen:
We have acted as counsel to The E. W. Scripps Company in connection with the transactions pursuant to the Master Transaction Agreement (the “Master Transaction Agreement”), dated as of July 30, 2014, by and among The E. W. Scripps Company, an Ohio corporation (“Scripps”), Scripps Media, Inc., a Delaware corporation and wholly owned subsidiary of Scripps (“SMI”), Desk Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of SMI (“Scripps Spinco”), Desk NP Operating, LLC, a Wisconsin limited liability company and wholly owned subsidiary of SMI (“SNOC”), Desk BC Merger, LLC, a Wisconsin limited liability company and wholly owned subsidiary of Scripps (“Scripps Broadcast Merger LLC”), Journal Communications, Inc., a Wisconsin corporation (“Journal”), Boat Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of Journal (“Journal Spinco”), Boat NP Newco, Inc., a Wisconsin corporation now known as Journal Media Group, Inc. (“Journal Media Group”), Desk NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Scripps Newspaper Merger Sub”) and Boat NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Journal Newspaper Merger Sub”).
At your request, and in connection with this opinion delivered in connection with the filing with the Securities and Exchange Commission of the registration statement of Scripps on Form S-4 (the “Scripps Registration Statement”), which includes the joint proxy statement/prospectus of Scripps and Journal, we are rendering our opinion concerning certain U.S. federal income tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Master Transaction Agreement.
In connection with this opinion, and with the consent of Scripps, Journal, and Journal Media Group, we are relying upon (without any independent investigation or review thereof other than such

The E. W. Scripps Company
February 6, 2015

investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the factual statements, representations, and warranties contained in the following documents:

(a)	The Master Transaction Agreement.

(b)	The Scripps Registration Statement.

(c)
The registration statement of Journal Media Group on Form S-1/S-4 filed with the Securities and Exchange Commission (the “JMG Registration Statement”), which includes the prospectus of Journal Media Group.

(d)	The representations made to us by Scripps in its representation letter dated February 6, 2015.

(e)	The representations made to us by Journal in its representation letter dated February 6, 2015.

(f)	The representations made to us by Journal Media Group in its representation letter dated February 6, 2015.

(g)	The representations made to us by certain significant shareholders of Scripps in their representation letters dated February 6, 2015.

(h)
Such other instruments and documents relating to the organization and operation of Scripps, Journal, Journal Media Group, and to the consummation of the Transactions (including the SMI Newspaper Contribution, the SMI Newspaper Distribution, the Scripps Newspaper Contribution, the Scripps Newspaper Distribution, the Pre-Broadcast Merger Dividend (which also is referred to as the Scripps special dividend), the Broadcast Merger, and the Scripps Newspaper Merger), as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Transactions will be consummated in the manner contemplated by the Scripps Registration Statement and JMG Registration Statement and in accordance with the provisions of the Master Transaction Agreement, without the waiver of any conditions to any party’s obligation to effect the Transactions, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Scripps Newspaper Contribution) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Master Transaction Agreement will be complied with.
Based upon the foregoing, we hereby state that the material U.S. federal income tax consequences set forth in the discussion in the Scripps Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Transactions - Scripps Newspaper Contribution and

The E. W. Scripps Company
February 6, 2015

Scripps Newspaper Spin-Off,” “Material U.S. Federal Income Tax Consequences of the Transactions - Scripps Newspaper Merger,” “Material U.S. Federal Income Tax Consequences of the Transactions - Scripps Special Dividend,” and “Material U.S. Federal Income Tax Consequences of the Transactions - Broadcast Merger,” subject to the assumptions and qualifications set forth therein and herein, constitute our opinion.
Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Transactions or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.
We are furnishing this opinion solely in connection with the filing of the Scripps Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Scripps Registration Statement and the references to this opinion in the Scripps Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP